Exhibit 10.35
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (“Amendment”) is dated as of August 28, 2007 (the “Effective Date”) and is entered into between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and ALEXZA PHARMACEUTICALS, INC. a Delaware corporation (“Tenant”), with reference to the following facts:
Recitals
     A. Landlord and Tenant are parties to a Lease dated as of August 25, 2006 (the “Initial Lease”), covering premises consisting of the building commonly known as 2091 Stierlin Court (the “Initial Premises”) in the Britannia Shoreline Technology Park in Mountain View, California, containing approximately 65,604 square feet of space. The term of the Initial Lease is scheduled to expire on March 31, 2018, subject to two 5-year renewal options as set forth in the Initial Lease.
     B. Landlord and Tenant are parties to a First Amendment to Lease dated as of May 4, 2007 (the “First Amendment”) covering premises consisting of the building commonly known as 2023 Stierlin Court (the “Expansion Premises”) in the Britannia Shoreline Technology Park in Mountain View, California, containing approximately 41,290 square feet of space. Tenant’s occupancy of the Expansion Premises will occur on a phased basis as more particularly set forth in the First Amendment, and the term of that occupancy is the remainder of the term of the Initial Lease (subject to the renewal described above).
     C. Landlord and Tenant wish to amend the Lease to provide an increase in the Tenant Improvement Allowance to be provided by Landlord with respect to the Initial Premises, subject to and as more particularly set forth in this Amendment.
     D. For purposes of this Amendment and of the Initial Lease as modified by this Amendment, the term “Lease” means the Initial Lease as modified by the First Amendment and this Amendment; the term “Initial TI Allowance” means the Tenant Improvement Allowance of up to $8,331,708 as provided in the Initial Lease; the term “Lease Year” means a twelve (12) month period commencing on the Rent Commencement Date or on an anniversary of the Rent Commencement Date, as applicable; and the term “Rent” means the monthly minimum rent payable with respect to the Initial Premises under Section 3.1 (a) of the Initial Lease. Capitalized terms used in this Amendment as defined terms but not specifically defined in this Amendment have the meanings assigned to such terms in the Initial Lease.
Agreement
     NOW, THEREFORE, in consideration of the recitals above, the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Increase in Tenant Improvement Allowance. Subject to Section 3 of this Amendment, from and after the Effective Date, the Tenant Improvement Allowance, as defined in Section 3 of the Workletter attached to the Initial Lease as Exhibit B, is hereby increased by an amount of up to $100.60 per square foot of the Initial Premises for construction of tenant improvements in the Initial Premises, and the aggregate available amount of such increase ($6,600,000) is referred to in this Amendment as the “Additional TI Allowance.” Except as specifically set forth in this Amendment, the Additional TI Allowance and Tenant’s use thereof toward the Cost of Improvements of Tenant Improvements are subject to all the terms and conditions applicable to the Tenant Improvement Allowance and the use thereof under the Initial Lease, including (without limitation) those terms and conditions contained in the Workletter. For example, (i) in no event shall the Additional TI Allowance be used or useable by Tenant for any cost or expense associated with any moveable furniture, trade fixtures or personal property, and (ii) the cost of any refurbishments, alterations or improvements made by Tenant that are not eligible for expenditure of Additional TI Allowance funds, and any amount by which the cost of permissible refurbishments, alterations and improvements made by Tenant exceeds the available Additional TI Allowance, shall be Tenant’s sole cost and expense. For the avoidance of doubt, in no event shall the Additional TI Allowance be used or useable by Tenant for any cost or expense associated with the Expansion Premises.
     2. No Effect on Other Tenant Improvement Allowances. The terms and conditions applicable to the Initial TI Allowance shall remain unchanged and are not modified by this Amendment. For example, the date on which the Initial TI Allowance expires shall be the date that is one year after the Rent Commencement Date, as provided in the Initial Lease. Likewise, the terms and conditions applicable to the Expansion Premises TI Allowance, as defined in the First Amendment, shall remain unchanged and are not modified by this Amendment.
     3. Expiration of Additional TI Allowance. The Tenant is entitled to the Additional TI Allowance as set forth in this Amendment but is not required to use any portion or all of the Additional TI Allowance. Any portion of the Additional TI Allowance that has not been claimed or drawn by Tenant as of March 31, 2008 shall expire and shall no longer be available to Tenant thereafter.
     4. Availability of Additional TI Allowance. The Additional TI Allowance shall be available to Tenant in three tranches. The “First Tranche” means any portion of the first $2,600,000 of the Additional TI Allowance actually used by Tenant. The “Second Tranche” means any portion of the next $2,000,000 of the Additional TI Allowance actually used by Tenant. The “Third Tranche” means any portion of the final $2,000,000 of the Additional TI Allowance actually used by Tenant
     5. Repayment of Additional TI Allowance. The Additional TI Allowance shall be subject to the following methods of cost recovery, all of which are based on the entire square feet of space in the Initial Premises. The Additional TI Allowance is provided as part of the basic consideration to Tenant under this Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rental expressly provided in the Lease except as set forth in this Section 5. Schedule 1 attached hereto provides a sample calculation for the following methods of cost recovery.
          (a) First Tranche. If Tenant draws down any portion of the First Tranche, then from and after the date of each disbursement of First Tranche funds by Landlord, (i) Rent for the remainder of the Lease Year in which such disbursement occurs shall be increased, commencing on the first day of the calendar month following the month in which such disbursement of First Tranche funds by Landlord occurs, by a monthly amount equal to eight hundred thirty-three one-thousandths of a percent (0.833%) of the amount of such disbursement (the amount of such increase is referred to herein as the “First Tranche Additional Monthly Rent”), and (ii) at the beginning of each subsequent Lease Year during the initial term of the Lease, the First Tranche Additional Monthly Rent shall be increased by three percent (3.0%) over the First Tranche Additional Monthly Rent payable during the immediately preceding Lease Year. Such increases shall be in addition to any increases in Rent pursuant to Section 3.1(a) of the Initial Lease. The First Tranche Additional Monthly Rent will become part of monthly minimum rent payable with respect to the Initial Premises for all purposes under the Initial Lease, and as such, will affect the monthly minimum rental due pursuant to Section 3.1(b) of the Initial Lease during any extended term of the Lease.
          (b) Second Tranche. If Tenant draws down any portion of the Second Tranche, then from and after the date of the first disbursement of Second Tranche funds by Landlord and continuing until the amortization of such amounts has been paid in full in the manner described below, commencing on the first day of the calendar month following the month in which such first disbursement of Second Tranche funds by Landlord occurs, Tenant shall pay to Landlord, in addition to the Rent and any amounts due under Section 5(a) of this Amendment, additional monthly rent (the “Second Tranche Additional Monthly Rent”) in an amount equal to the amount necessary to amortize the entire cumulative amount of the Second Tranche funds drawn down by Tenant, over a seven (7) year period on a level-payment basis with an implied interest rate of eleven percent (11%) per annum on the unamortized balance of such Second Tranche funds outstanding from time to time. The parties acknowledge that to the extent the Second Tranche funds are drawn down in two or more phases by Tenant, it will be necessary for the Second Tranche Additional Monthly Rent to be recalculated following each successive draw-down in order to reflect the additional amortization amounts attributable to such successive draw-down.
          (c) Third Tranche. If Tenant draws down any portion of the Third Tranche, then from and after the date of the first disbursement of Third Tranche funds by Landlord and continuing until the amortization of such amounts has been paid in full in the manner described below, commencing on the first day of the calendar month following the month in which such first disbursement of Third Tranche funds by Landlord occurs, Tenant shall pay to Landlord, in addition to the Rent and any amounts due under Sections 5(a) and 5(b) of this Amendment, additional monthly rent (the “Third Tranche Additional Monthly Rent”) in an amount equal to the amount necessary to amortize the entire cumulative amount of the Third Tranche funds drawn down by Tenant, over a five (5) year period on a level-payment basis with an implied interest rate of twelve percent (12%) per annum on the unamortized balance of such Third Tranche funds outstanding from time to time. The parties acknowledge that to the extent the Third Tranche funds are drawn down in two or more phases by Tenant, it will be necessary for the Third Tranche Additional Monthly Rent to be recalculated following each successive draw-down in order to reflect the additional amortization amounts attributable to such successive draw-down.
          (d) Acknowledgement of Revised Rent Schedule. Promptly following the earlier to occur of (i) the entire Additional TI Allowance being claimed or drawn by Tenant and

(ii) the expiration of the availability of the Additional TI Allowance pursuant to Section 3 of this Amendment, Landlord and Tenant shall execute a written acknowledgement of the monthly minimum rental due under the Lease (i.e., the Rent, First Tranche Additional Monthly Rent, Second Tranche Additional Monthly Rent and Third Tranche Additional Monthly Rent) and related matters as affected by this Amendment, which acknowledgement shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgement shall not affect the determination of the monthly minimum rental due under the Lease and related matters in accordance with the provisions of this Amendment.
          (e) Repayment Not a Loan. The parties acknowledge that Tenant’s repayment of the Additional TI Allowance through the additional monthly rental amounts set forth in this Section 5 are a method of cost recovery and do not constitute a loan from Landlord. Any terminology similar to that as might be used in connection with a loan (e.g., amortizations and interest rates), are used solely for convenience in calculating the rates of such cost recovery and should not, and may not, be used to imply any lending relationship between the parties.
     6. Brokers. Each party respectively (i) represents and warrants that no broker participated in the consummation of this Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any broker in connection with this Amendment.
     7. Entire Agreement. This Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).
     8. Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.
     9. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.
[signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

“Landlord”	“Tenant”

BRITANNIA HACIENDA VIII LLC,	ALEXZA PHARMACEUTICALS, INC.,
a Delaware limited liability company	a Delaware corporation

	By:	/s/ Thomas King

By: [ILLEGIBLE]	Name:	Thomas King

	Title:	President + CEO

	By:	/s/ August J. Moretti

	Name:	August J. Moretti

	Title:	SVP - CFO

Schedule 1
Sample Calculations Pursuant to Section 5 of Second Amendment to Lease
Alexza Pharmaceuticals
2001 Stlerlin Court
Square Feet     65,604     SF

							Additional TI Allowance Repayment
Lease Periods				Existing Minimum Rent Schedule			First ATIA Tranche		Second ATIA Tranche		Third ATIA Tranche		Total	Adjusted
Lease	Start		End	Square	Net Rent	Monthly	Net Rent	Monthly	Net Rent	Monthly	Net Rent	Monthly	Monthly	Total
Months	Date	-	Date	Feet	PSF/MO	Min Rent	PSF/MO	FATIA Rent	PSF/MO	SATIA Rent	PSF/MO	TATIA Rent	ATIA Rent	Monthly Rent
1-9	Apr-07	—	Dec-07	[ILLEGIBLE]	$3,000	$105,000	$—	$—	$—	$—	$—	$—	$—	$105,000
10-12	Jan-08	—	Mar-08	[ILLEGIBLE]	$3,000	$105,000	$0.33	$21,667	$—	$—	$—	$—	$21,667	$126,667
13-24	Apr-08	—	Mar-09	[ILLEGIBLE]	$3,000	$150,000	$0.34	$22,317	$0.52	$34,245	$0.34	$22,244	$78,806	$228,506
25-36	Apr-09	—	Mar-10	[ILLEGIBLE]	$3,070	$201,404	$0.35	$22,986	$0.52	$34,245	$0.34	$22,244	$79,475	$280,880
37-48	Apr-10	—	Mar-11	[ILLEGIBLE]	$3,162	$207,440	$0.36	$23,676	$0.52	$34,245	$0.34	$22,244	$80,165	$287,505
49-60	Apr-11	—	Mar-12	[ILLEGIBLE]	$3,257	$213,672	$0.37	$24,386	$0.52	$34,245	$0.34	$22,244	$80,875	$294,548
61-72	Apr-12	—	Mar-13	[ILLEGIBLE]	$3,355	$220,101	$0.38	$25,118	$0.52	$34,245	$0.34	$22,244	$81,607	$301,708
73-84	Apr-13	—	Mar-14	[ILLEGIBLE]	$3,455	$226,662	$0.39	$25,871	$0.52	$34,245	$—	$—	$60,116	$266,778
85-96	Apr-14	—	Mar-15	[ILLEGIBLE]	$3,559	$233,455	$0.41	$26,647	$0.52	$34,245	$—	$—	$60,892	$294,377
97-108	Apr-15	—	Mar-16	[ILLEGIBLE]	$3,666	$240,504	$0.42	$27,447	$—	$—	$—	$—	$27,447	$267,951
109-120	Apr-16	—	Mar-17	[ILLEGIBLE]	$3,776	$247,721	$0.43	$28,270	$—	$—	$—	$—	$28,270	$275,991
121-132	Apr-17	—	Mar-18	[ILLEGIBLE]	$3,889	$255,134	$0.44	$29,118	$—	$—	$—	$—	$29,118	$284,252

	ASSUMPTIONS:	First ATIA Tranche
		(100% drawn on 12-31-2007)

[ILLEGIBLE]		Amount Utilized:	$2,600,000
		Rentalization Rate:	10%
		Rentalized Value:	$21,687 per month
		psf	$0.33
		Annual Increases:	3.0%

		Second ATIA Tranche
		(100% drawn on 03-31-2008)

		Amount Utilized:	$2,000,000
		Amortization Rate:	11%
		Term:	7 Years
		Monthly Amortization:	$34,245 per month
		psf	$0.52
		Annual Increases:	Constant

		Third ATIA Tranche
		(50% drawn on 03-31-2008)

		Amount Utilized:	$1,000,000
		Amortization Rate:	12%
		Term:	5 Years
		Monthly Amortization:	$22,244 per month
		psf	$0.34
		Annual Increases:	Constant